Exhibit 4.2

INNOLIGHT TECHNOLOGY CORPORATION

Number	Shares

[-]	- [-] Ordinary Shares -

Incorporated under the laws of the Cayman Islands

Share capital is US$1,000,000 divided into 1,000,000,000 Ordinary Shares of US$0.001 par value each

THIS IS TO CERTIFY THAT [-] is the registered holder of [-] Ordinary Shares in the above-named Company subject to the Second Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the [-]th day of [-] 2015 by:

DIRECTOR